Exhibit 14.1

ING U.S.

CODE OF BUSINESS CONDUCT AND ETHICS

Version 2.0

July 2013

Retirement – Investments - Insurance

Information Sheet

ISSUED BY
ING U.S. Compliance

TARGET AUDIENCE
All ING U.S. Directors and Employees

OWNED AND APPROVED BY
Office of the CEO

EFFECTIVE DATE
April 2013; amended July 2013

NEXT REVIEW DATE
December 2013

CONTACT PERSON
Michael Gioffre
Chief Compliance & Ethics Officer

860-580-1607

michael.gioffre@us.ing.com

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Contents

1. Letter from the CEO	4

2. Overview	5

2.1 Our Values	5

2.2 Our Commitments	5

2.3 Implementing the Code	5

3. Commitment to Those with Whom We Do Business and the Marketplace	6

3.1 Detecting, Preventing and Managing Illegal or Unethical or Business Practices	6

3.2 Acting in the Best Interest of Our Customers	7

3.3 Maintaining Business Relationships	7

4. Commitment to ING U.S.	8

4.1 Protecting the Company’s Reputation	8

4.2 Protecting Company Information	8

4.3 Preventing and Managing Personal Conflicts of Interest	9

5. Commitment from Management	10

5.1 Code of Ethics for Financial Professionals	10

6. Commitment to Each Other	11

6.1 Maintaining Integrity and Fairness in the Workplace	11

7. Commitment to Our Community	12

7.1 A Strategic Approach to Giving	12

8. Amendments and Waiver	12

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1. Letter from the CEO

To My ING U.S. Colleagues:

ING U.S.’s businesses are built on trust – the trust our institutional and individual customers have in our products, services and employees. Although this basic truth applies across business in general, it is especially meaningful in financial services, where ING U.S. is charged with handling and helping manage customers’ money and life-long financial security.

We all recognize that improper actions by one person can damage the trust that is so central to our success. That is why we have made the ING U.S. Code of Business Conduct and Ethics a centerpiece of its overall people management practices and ongoing compliance efforts.

Maintaining our legacy of trust is even more important today as we make our transition to an independent, standalone company. We will always be a financial services business built on public and customer trust.

ING U.S. is fully committed to fostering a work culture that openly lives our Business Principles and applies the Code of Business Conduct and Ethics to every individual and team decision or relationship. Our Principles represent who we are; our Code of Business Conduct and Ethics guide the way we act and describe the accountability each of us have to ensure we live our Principles.

Our Code of Business Conduct and Ethics is both a reference tool and an awareness opportunity for all ING U.S. employees. More importantly, it represents an immediate accountability step for me and you.

I ask that you review the updated Code and become familiar with its focus areas and content. Doing so will demonstrate your endorsement of an ING U.S. work culture that reflects and respects a commitment to integrity, compliance and ethics in every business activity and decision.

Rod Martin

CEO, ING U.S.

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2. Overview

This Code of Business Conduct and Ethics for ING U.S. (Code) sets the minimum standards for ethical business conduct for employees of ING U.S. and its subsidiaries. As America’s Retirement Company, we promote honest and ethical conduct in all of our business activities. In particular, this means our values will guide our decision making and serve as our compass while we transform our culture and execute on our vision and strategy.

This Code is informed by our Corporate Values, which provide the foundation for our success and is aligned with our focus on our four key priorities:

1.	Deliver strong operating performance from Retirement Solutions, Investment Management, and Insurance Solutions;

2.	Embrace a clear focus on our customers, clients and distribution partners as we execute on Retirement Readiness;

3.	Adopt a value-creation philosophy, which empowers the organization to achieve opportunities — large and small — to create value for our shareholders; and

4.	Act with the highest standards of integrity in all aspects of our business and in all that we do.

2.1 Our Values

The values that guide our behavior to deliver are:

•	We have customer passion
•	We do the right thing
•	We are the We
•	We have a winning spirit
•	We care

2.2 Our Commitments

Our commitments are set out below and organized around our responsibilities to our customers, distribution partners, stakeholders, and the marketplace, to each other as employees as well as our commitment to being responsible corporate citizens in every community in which we operate.

2.3 Implementing the Code

This Code has been approved by the Board of Directors of ING U.S. It applies to all employees (full and part-time), our directors and at our discretion external parties engaged by us. It is available on Exchange for an employee as well as our public website in an effort to help our distribution partners, customers, prospects, and shareholders understand how we do business and what they can expect of us.

All of us are subject to this Code. As such, we have a responsibility to read it, be familiar with the requirements and follow it. This Code is designed to act as a guide to the responsible, ethical and lawful behavior we expect our employees to exhibit in their business activities. While not exhaustive of all of the issues that apply to our day-to-day activities, each of us should be guided by both the letter and the spirit of its provisions and, above all, should apply our own sound judgment. When necessary, we should seek assistance from a representative of the ING U.S. Law or Compliance Departments to discuss questions or raise issues.

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While each of us is expected to comply with the Code, it is not enough just to follow this Code. We must enforce this Code in the event we suspect or witness any breach of its provisions. This requires us to promptly report concerns to business line supervisors, senior management, or to a member of the ING U.S. Law or Compliance Departments. In addition, you may all make a report by calling the confidential voice line at 1-800-555-1853 or by accessing the Ethics Helpline on Exchange. While employees may make such a report anonymously, we encourage employees to identify themselves in connection with any report to enable us to effectively and efficiently investigate the matter and follow up with the individual with regard to the status and resolution of the matter. Reports can be made anonymously, but should provide enough information to allow ING U.S. to investigate the matter properly. Our policy prohibits retaliation against any employee who reports a suspected violation by others in good faith.

Failure to comply with any provision of this Code is a serious violation, and may result in disciplinary action, up to and including termination.

We will maintain the trust of our customers, distribution partners, co-workers and the communities in which we operate by keeping our commitments, acting with honesty and integrity, and pursuing our corporate values. Our success operating in a dynamic and competitive marketplace is dependent on all of our ongoing support of these principles. This support is the basis for why ING U.S. stands for integrity, trust and ethical standards.

3. Commitment to Those with Whom We Do Business and the Marketplace

3.1 Detecting, Preventing and Managing Illegal or Unethical or Business Practices

ING U.S. is committed to efforts designed to combat fraud, corruption, money laundering and the funding of terrorist and criminal activities. Our commitment is evidenced by our ongoing effort to maintain effective controls to help detect, prevent and mitigate such illegal and unethical business practices.

•	We require the prompt reporting of any suspected fraudulent activity (fraud)

•	We maintain our Anti-Money Laundering Program which, at a minimum, requires us to prevent illicit activities by:

➢	knowing our customers and business partners;
➢	maintaining records as required;
➢	monitoring accounts and transactional activities;
➢	consulting various restricted lists before initiating any new business relationship or activity; and
➢	reporting any suspicious activity.

If in possession of material, non-public or inside information (price sensitive information) ING U.S. requires certain measures to safeguard this information. These include:

•	We allow disclosure of price sensitive information only to those with a legitimate “need to know” or who are authorized to receive such information.

•	We prohibit the use of price sensitive information for improper personal gain or for the benefit of others.

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3.2 Acting in the Best Interest of Our Customers

Integral to our Core Values is to do what is best for our customers. As America’s Retirement Company, we see opportunities for innovative and creative solutions for our customers, while maintaining transparency and integrity at the core of all of our business dealings.

•	We require complete, correct, and accurate information on our customers to help us to provide them with the most appropriate financial services and to safeguard their assets.

•	When we act as a fiduciary, we have the duty to act in the interests of the customer whose assets we manage. This includes employing measures to help minimize and resolve potential conflicts (for example, information barriers around certain business areas or providing customers with appropriate disclosures).

•	We value our customer information by making sure the collection, use, retrieval and transfer of this information complies with our policies, data protection laws and any contractual obligations.

3.3 Maintaining Business Relationships

We seek to outperform our competitors through the excellence of products, service and people and never because of unfair business practices.

•	We expect transparency and integrity in all of our business dealings to avoid any improper advantage or the appearance of questionable conduct by our employees or third parties with whom we do business.

•	We respect the intellectual property rights of others by requiring prior consultation with the Law Department to determine how to use this information properly.

•	We conduct our business in accordance with applicable antitrust laws that are designed to advance fair competition and prohibit the misuse of market power by individual companies.

•	We shall not engage with any third party known to be involved with activities that threaten public order or safety.

•	We strictly prohibit the acceptance, offer, payment or authorization of any bribe and any other form of corruption.

•	We prohibit the offering of anything of value to public officials that could be construed as requiring or influencing any official decision (or attempting to), that would assist ING U.S. in either obtaining or retaining business, or securing an improper advantage.

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4.Commitment to ING U.S.

4.1 Protecting the Company’s Reputation

Each of us has a responsibility to behave ethically and to preserve one of our most important assets: our reputation.

•	We comply with laws and regulations that apply to our day-to-day activities.

•	We apply Company policies that are relevant to our activities so that we can identify issues and know when to seek advice.

•	We aim to avoid any activities and communications that could negatively affect our reputation.

•	When communicating on the Company’s behalf, we apply one basic rule: be clear, fair, balanced, and not misleading. Our local policies may also set out certain approval and processing requirements to help manage potential legal, regulatory or reputational risks.

•	We are committed to fostering the trust and confidence of all ING U.S. stakeholders - governmental authorities, investors, clients, distribution partners, and members of the public. This includes cooperating with their information requests consistent with our legal obligations.

•	During both routine and special internal audits, enquiries and investigations, we not only expect but we require full cooperation from employees and the provision of complete and accurate information.

4.2 Protecting Company Information

We expect our employees and those we engage to work on our behalf to protect Company information. We employ various measures to avoid the inadvertent or improper disclosure of Company information. These include:

•	Treating Company information as confidential;

•	Using Company information for its intended business purpose and not for any unlawful or improper purpose (for example, exploiting opportunities discovered through the use of or access to Company information for our own personal gain);

•	Taking reasonable steps to properly safeguard Company information against loss, damage, misuse or unauthorized use and acquiring and handling it in accordance with Company Policies; and

•	Protecting Company information from illegal copying or other misuse by appropriately identifying it with our logo in accordance with our branding standards.

We promote the transparence and accuracy of our records by:

•	Complying with legal, accounting, tax and regulatory reporting requirements in every business line and location in which we operate, including the timely submission of required filings;

•	Keeping records that are complete and accurate and retaining them for the required period of time set out in Company policies unless a document preservation notice may require us to keep a record for a longer period of time;

•	Maintaining business continuity measures to protect staff and critical businesses and functions in the event of a business disruption; and

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•	Promptly reporting any concerns regarding:

➢	records that contain questionable or inaccurate information; or
➢	any instance where an individual is misusing or not appropriately safeguarding Company information

4.3 Preventing and Managing Personal Conflicts of Interest

As a financial services provider, ING U.S. faces actual and potential conflicts of interest periodically. Conflicts may arise between customers themselves, between customers and ING U.S., customers and employees, and among different entities or business divisions within ING U.S. Our policy is to take all reasonable steps to maintain and operate effective organizational and administrative arrangements to identify and manage relevant conflicts. Below are common areas where such conflicts may arise.

•	Accepting outside employment while employed at ING U.S.

•	Serving as a director or officer of a company outside of ING U.S.

•	Competing with ING U.S. for a business opportunity.

•	Accepting or offering gifts, meals, entertainment or other benefits that go beyond normal business courtesies, or are lavish.

•	Engaging in any direct or indirect activity that enhances a competitor’s position.

•	Referring businesses to an entity or individual solely on the basis of a personal relationship (for example, to a relative or friend).

•	Offering or accepting money, favors or other benefits in order to influence, obtain or retain business.

•	Trading in personal accounts based on information learned as a result of employment with ING U.S.

•	Participating in or using ING U.S. facilities, employees, funds or property to promote political activity in contravention of local law or Company policies.

•	Making a charitable contribution at a customer’s request in order to maintain the business relationship.

We report potential conflicts of interest promptly to our line supervisors and, as needed to the Law or Compliance Departments to help us manage such appropriately. In dealing with these potential conflicts, we require integrity, the use of good judgment and discretion exercised in a manner expected by this Code, Company policies and our Corporate Values.

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5.Commitment from Management

Effective corporate governance is integral to managing the affairs of ING U.S. Our management team and our Board recognize the importance of this Code for our corporate governance controls through their support and approval and have instituted various measures to uphold it.

•	We delegate monitoring compliance with this Code’s provisions to designated areas. These areas are responsible for reporting on any material issues or concerns, including remediation measures taken.

•	We designate certain employees as “managers,” who, among other things, are responsible for instituting reasonable measures to facilitate and promote compliance with applicable laws, rules and regulations and relevant Company policies.

•	We expect our managers to set an ethical example on how to behave in the workplace (tone at the top). We communicate what is expected of us through our Corporate Values, this Code, Company policies, and other communications, including keeping employees up to date on any changes to these standards.

•	We require our standards to be reinforced through periodic training, the provision of reliable mechanisms for reporting violations, and mandating appropriate actions for misconduct.

•	We maintain an open and supportive environment that allows for the raising of questions and concerns.

•	If you are designated as an ING U.S. Financial Professional you must also follow the Code of Ethics for Financial Professionals (see below).

5.1 Code of Ethics for Financial Professionals

This section is applicable to the Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller, and all other finance, accounting, treasury, tax and investor relations professionals (“ING U.S. Financial Professionals”). ING U.S. Financial Professionals must adhere to the principles of honesty, integrity, accountability, responsibility, fairness, and respect for others. In particular, they each have the individual obligations to:

•	Engage in, promote and reward honest and ethical conduct, including avoidance of actual or apparent conflicts of interest in your personal and professional relationships

•	Disclose to the Chief Compliance and Ethics Officer for ING U.S. any material transaction or relationship that could reasonably be expected to give rise to such a conflict;

•	Take all reasonable measures to protect the confidentiality of non-public information obtained or created in connection with ING U.S. business activities, unless disclosure of such information is required by law or regulation, or legal or regulatory process;

•	Use non-public information obtained or created in connection with ING U.S. business activities only for the benefit of the ING U.S. and not for personal advantage;

•	Act as a responsible steward with respect to the use and control of ING U.S. assets and resources;

•	Produce full, fair, complete, accurate, timely and understandable disclosure in reports and documents that ING U.S. companies file with or submit to the Securities and Exchange Commission, other regulators and in other public communications made by them;

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•	Take all reasonable measures to ensure that business and investment transactions are properly authorized and completely and accurately recorded in accordance with applicable generally acceptable accounting principles (GAAP) and statutory accounting principles and established Company financial policy;

•	Comply with all applicable governmental laws, rules, and regulations, as well as the rules and regulations of appropriate regulatory and self-regulatory agencies; and

•	Not attempt to unduly or fraudulently influence, coerce, manipulate or mislead any authorized audit or interfere with any auditor engaged in the performance of an internal or independent audit of the ING U.S. financial statements or accounting books and records, including those of its subsidiaries.

6. Commitment to Each Other

ING U.S. is committed to fostering a supportive and respectful work environment to help its employees reach their full potential.

6.1 Maintaining Integrity and Fairness in the Workplace

•	When carrying out our assigned responsibilities we insist on the highest standard of professionalism and integrity at all times.

•	Whether in or out of the office, we seek to refrain from any conduct that could be viewed unfavorable by our customers, employees or the public at large.

•	We seek to retain and develop highly qualified, diverse and dedicated individuals for our workforce.

•	We believe that diversity among employees with their varying perspectives and talents enriches our products and services, the communities in which we live and work, and each other.

•	We collaborate with each other based on mutual trust and respect.

We do not tolerate:

•	Any form of discrimination or harassment based on legally protected category, such as sexual harassment or any unlawful discrimination;

•	Any threatening, hostile or abusive behavior in the workplace will take prompt and appropriate action against offenders, up to and including termination of employment;

•	False and malicious statements or similar actions that may cause damage to our customers, employees, or shareholders, brand, reputation, or the communities in which we operate.

We have procedures to resolve employment related problems as quickly and confidentially as possible. Based on our values and commitments, we strive to resolve problems in a manner that is respectful to our employees and that adequately takes into account the interest and requirements of all concerned.

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7. Commitment to Our Community

We regard Corporate Social Responsibility not as a charity but as an investment in society and in its own future. In addition, our goal as a responsible corporate citizen is to build social capital. Our mission is to empower our partners – creating, funding and supporting programs that provide our neighbors with the knowledge, encouragement, skills and opportunity to make a real difference in their lives. We do so across a range of issues – financial literacy, education, diversity and children – leveraging our expertise to effect positive, sustainable change.

Financial empowerment is a particular focal point of our efforts because the need is so terribly urgent and so closely linked to who we are. Every day, across this Company, we help people better manage their financial futures, through our resources and insight.

7.1 A Strategic Approach to Giving

By better aligning the goals of our foundation with our core skills and expertise, we hope to build even stronger ties with our customers and the communities we serve. We seek to create partnerships with businesses and organizations who share our commitment to financial literacy to generate insight and deliver financial-management tools to people who need our support most – especially young people and minorities.

Even as ING U.S. establishes this platform of financial empowerment, our hope is that the people and communities that we are helping will look to us for more of their financial needs. Our business will benefit and so will our ability to give back, to individuals and communities alike.

8. Amendments and Waiver

From time to time, provisions of this Code may be amended or waived. Any waiver of the Code for executive officers or directors of ING U.S. may be made only by the Board of Directors following review by the Nominating and Governance Committee of the Board and must be promptly disclosed as required by applicable law or the rules of the New York Stock Exchange. Any waiver for other employees may be made only by the ING U.S. Business Ethics Committee.

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